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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                     ASSOCIATED ESTATES REALTY CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: ...................................

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                     ASSOCIATED ESTATES REALTY CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

     The annual meeting of shareholders of Associated Estates Realty Corporation, an Ohio corporation (the "Company"), will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday, May 12, 1999, at 10:00 a.m. (EDT) for the following purposes:

          1. To fix the number of directors at nine;

          2. To elect nine directors, each to serve until the next annual meeting of shareholders and until his successor has been duly elected and qualified; and

          3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 22, 1999 will be entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          Martin A. Fishman
                                          Secretary

Dated: March 31, 1999

        YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

                     ASSOCIATED ESTATES REALTY CORPORATION

                                PROXY STATEMENT

     We are sending you this proxy statement in connection with the solicitation of proxies to be used at the annual meeting of shareholders of Associated Estates Realty Corporation (the "Company"), to be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday, May 12, 1999, at 10:00 a.m. (EDT) and at any adjournment of that meeting. This proxy statement and the accompanying notice and proxy are first being sent to shareholders on or about March 31, 1999. The Company's Annual Report to Shareholders for the year ended December 31, 1998 is being sent to you together with this proxy statement.

     If you return the enclosed proxy, the common shares represented by your proxy will be voted as you specify in the proxy. In the absence of any such specification, they will be voted to fix the number of directors at nine and to elect the directors set forth under the caption "ELECTION OF DIRECTORS".

     Your presence alone at the annual meeting will not be sufficient to revoke your proxy. You may revoke your proxy at any time before it has been exercised by filing with the Company a written notice of revocation or a duly executed proxy bearing a later date or by giving notice of revocation to the Company in open meeting.

     This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of solicitation will be borne by the Company. In addition to solicitation of proxies by mail, officers and regular employees of the Company may solicit proxies in person, by telephone or facsimile.

     The record date for determining shareholders entitled to notice of and to vote at the annual meeting is March 22, 1999. On that date, the Company had outstanding 22,596,665 common shares. Each common share is entitled to one vote at the annual meeting.

              PROPOSAL ONE: TO FIX THE NUMBER OF DIRECTORS AT NINE

     The Company's Code of Regulations provides that the number of directors shall be fixed by the shareholders at no fewer than three nor more than 15. The number of directors has been fixed at seven and there are currently seven directors on the Board. All seven current members of the Board are nominated for re-election. The Board of Directors is proposing that the number of directors be increased to nine. The Board believes that James M. Delaney and Louis E. Vogt could make significant contributions as directors and has nominated them for election if the proposal to increase the size of the Board is approved.

     The affirmative vote of a majority of the issued and outstanding common shares of the Company is required for approval of this proposal.

     The Board of Directors recommends that the shareholders vote FOR this proposal.

                      PROPOSAL TWO: ELECTION OF DIRECTORS

     If Proposal One is adopted, the number of directors will be fixed at nine. At the annual meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to re-elect Messrs. Friedman, Adams, McDonough, Milstein, Mosier, Schwarz and Wright and, if Proposal One is adopted, to elect Messrs. Delaney and Vogt. If elected, each nominee will serve as a director until the next annual meeting of shareholders and until his successor is duly elected and qualified.

     If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, the common shares represented by your proxy will be voted for the election of a substitute nominee designated by the Board of Directors.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                                              DIRECTOR
           NAME AND AGE                              PRINCIPAL OCCUPATION                      SINCE
           ------------             ------------------------------------------------------    --------
Jeffrey I. Friedman, 47             Chairman of the Board of Directors, President and
                                    Chief Executive Officer of the Company                     1993
Albert T. Adams, 48                 Partner, Baker & Hostetler LLP                             1996
James M. Delaney, 64                Retired                                                     N/A
Gerald C. McDonough, 70             Retired                                                    1993
Mark L. Milstein, 36                President of Adam Construction Company                     1993
Frank E. Mosier, 68                 Retired                                                    1993
Richard T. Schwarz, 47              Partner, Sycamore Partners LLC                             1994
Louis E. Vogt, 49                   Senior Vice President, Operations, of the Company           N/A
Larry E. Wright, 51                 Executive Vice President of the Company                    1998

     Jeffrey I. Friedman has been Chairman of the Board, President and Chief Executive Officer of the Company since its organization in July 1993. Mr. Friedman joined Associated Estates Corporation, the Company's predecessor, in 1974 and was its Chief Executive Officer and President from 1979 to 1993. Mr. Friedman is the brother-in-law of Mark L. Milstein.

     Albert T. Adams has been a partner with the law firm of Baker & Hostetler LLP in Cleveland, Ohio, since 1984, and has been affiliated with the firm since 1977. Mr. Adams is a director of American Industrial Properties REIT, Boykin Lodging Company, Captec Net Lease Realty, Inc., Dairy Mart Convenience Stores, Inc. and Developers Diversified Realty Corporation.

     James M. Delaney served as office managing partner of Deloitte & Touche, a public accounting firm, from 1989 until his retirement in June 1997, having joined its predecessor firm in 1958.

     Gerald C. McDonough served as Chairman and Chief Executive Officer of Leaseway Transportation Corp., a highway transportation company, from 1982 until his retirement in July 1988. Mr. McDonough serves as an Independent Trustee of The Fidelity Funds and is a director of Commercial Intertech Corporation, CUNO, Inc. and York International Corporation.

     Mark L. Milstein has been President of Adam Construction Company, a general contractor, since 1993 and has been a Senior Project Manager for Adam Construction Company since 1988. Mr. Milstein is the brother-in-law of Jeffrey
I. Friedman.

     Frank E. Mosier served as Vice Chairman of the Advisory Board of BP America Inc., a producer and refiner of petroleum products, from 1991 to 1993. Mr. Mosier was Vice Chairman of BP America Inc. from 1988 until his retirement in 1991 and President and Chief Operating Officer of BP America Inc. from 1986 to 1988. Mr. Mosier serves as a director of Boykin Lodging Company.

     Richard T. Schwarz is a partner in Sycamore Partners LLC, a private investment firm focused on investments in specialty chemical companies. Mr. Schwarz was President and Chairman of Combined Industries from September 1997 to January 1998 and was President of Laurel Industries, Inc., a subsidiary of Occidental Petroleum Corporation, from September 1996 to September 1997. Mr. Schwarz was Executive Vice President and General Manager, Antimony Division, Laurel Industries, Inc. from 1983 to August 1996.

     Louis E. Vogt has been Senior Vice President, Operations, of the Company since its acquisition of MIG Realty Advisors, Inc. on June 30, 1998. Prior to that, Mr. Vogt was Senior Vice President and Chief Operating Officer of MIG Realty Advisors, Inc. since 1992.

     Larry E. Wright has been Executive Vice President of the Company since its acquisition of MIG Realty Advisors, Inc. on June 30, 1998. Prior to that, Mr. Wright was Chairman, President and Chief Executive Officer of MIG Realty Advisors, Inc. since 1982.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee, an Executive Compensation Committee, an Executive Committee and a Pricing Committee. The Board of Directors does not have a nominating committee. The Board of Directors held five meetings in 1998. In 1998, each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of the committees of which he was a member.

     Audit Committee. The Audit Committee consists of Messrs. McDonough (Chairman), Adams, Mosier and Schwarz. The Audit Committee recommends independent public accountants, reviews with the independent public accountants the audit plans and results of the audit, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held two meetings in 1998.

     Executive Compensation Committee. The Executive Compensation Committee consists of Messrs. Mosier (Chairman), Adams, McDonough and Schwarz. The Executive Compensation Committee determines compensation for the Company's elected officers and administers the Company's equity and incentive plans. The Executive Compensation Committee held three meetings in 1998.

     Executive Committee. The Executive Committee consists of Messrs. Friedman (Chairman), Milstein and Wright. The Executive Committee possesses the power of the Board of Directors in the management of the business and affairs of the Company (other than filling vacancies on the Board or any committees of the Board) during intervals between meetings of the Board of Directors. The Executive Committee did not hold any meetings in 1998.

     Pricing Committee. The Pricing Committee consists of Messrs. Friedman (Chairman), Adams and Wright. The Pricing Committee is authorized to approve the price and terms of offerings of the Company's debt and equity securities of up to an aggregate amount of $50 million. The Pricing Committee did not hold any meetings in 1998.

COMPENSATION OF DIRECTORS

     The Company pays an annual fee of $16,000, plus a fee of $1,000 for each Board or committee meeting attended, to its directors who are not employees of the Company. Directors who are also employees of the Company are not paid any director fees. Each director is reimbursed for expenses incurred in attending meetings.

     Non-employee directors are permitted to defer all or a portion of their fees pursuant to the Company's Directors' Deferred Compensation Plan. The plan is unfunded and participants' contributions are converted to units, the value of which fluctuates according to the market value of the Company's common shares. As of December 31, 1998, Messrs. Schwarz and Adams each held 3,166 units pursuant to the plan.

                             EXECUTIVE COMPENSATION

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     Introduction. The Executive Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for determining compensation to be paid to the Company's elected officers. The Committee members are Frank E. Mosier (Chairman), Albert T. Adams, Gerald C. McDonough and Richard T. Schwarz. The Committee is also responsible for making major policy decisions with respect to retirement and other benefit plans and administering the Company's Annual Incentive Plan, Long-Term Incentive Compensation Plan, Share Incentive Plan, Equity-Based Incentive Compensation Plan and

Supplemental Executive Retirement Plan. The Committee carries out its duties working in conjunction with the Company's human resources officer and executive compensation consultants, Watson Wyatt Worldwide.

     Governing Principles. The Company's Executive Compensation Philosophy Statement is:

          - To support the creation of shareholder value along with the achievement of other key corporate objectives;

          - To attract and retain top organizational contributors to ensure the Company has the caliber of executives it needs to be successful;

          - To focus attention on both current priorities and longer-term performance of the Company;

          - To link an appropriate level of variable compensation to Company and individual performance based upon position, responsibilities and ability to influence financial and organizational objectives; and

          - To promote and reflect the Company's core values.

     Additionally, the Company subscribes to several major tenets in delivering compensation to its executives:

          - Executives should be compensated equitably in light of their contributions to the Company;

          - Compensation should be competitive, in total, given relevant market practices and performance;

          - Compensation should be viewed in the context of a totally integrated program rather than as individual pay components;

          - The administration of the program should be consistent, fair and fact-based; and

          - Stock-based awards should be a significant element of total compensation.

     The key components of the Company's executive compensation program are base salary, annual incentives, longer-term, stock-based incentives, and retirement and welfare benefits. Each of these components operates within an integrated total compensation program. The total compensation mix attributable to the weighting of each of these components will reflect the competitive market and may be adjusted from time to time to best support the Company's business objectives.

     The integrated total compensation package is intended to compensate the Company's officers at the competitive labor market peer group median and provide the opportunity to earn incentive-based compensation driven by the accomplishment of performance expectations. The competitive peer group largely corresponds to the peer group identified on page 10. The Committee believes the executive compensation program, in total, is reflective of competitive market practices relative to the peer group.

     Base Salary. Base salary serves as the cornerstone for the executive compensation program and recognizes the relative value that an individual's contribution brings to the Company. Executives' base salaries are reviewed annually and adjusted, as appropriate, to reflect changes in the labor market peer group as well as individual performance, range of responsibilities relative to the Company's business plan, demonstrated competencies, value, contribution to the organization, experience and professional growth and development.

     Annual Incentives. Annual incentives serve as the primary mechanism to emphasize pay for performance and provide a key means of communicating annual objectives and priorities. Through annual incentives, executives are rewarded for short-term financial performance and achievement of established individual and corporate objectives. In 1998, the potential for annual incentive opportunities was directly linked to a funds from operations (FFO) per share benchmark. Funds from operations is defined by NAREIT as net income applicable to common shares (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property and extraordinary and nonrecurring items, plus depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. Annual incentive opportunities are set at the beginning of each year for eligible participants. Incentive opportunities are generally targeted to approximate the Company's competitive labor market peer group. Award payouts may be made in the form of cash, restricted shares or common shares at the discretion of the Committee. Given that the Company did not meet its performance benchmarks in 1998, no participant earned a payout under the Annual Incentive Plan.

     Long-Term Incentives. Long-term incentive compensation is delivered through the Long-Term Incentive Compensation Plan, Share Incentive Plan and Equity-Based Incentive Compensation Plan. All elected officers are eligible to participate in all plans.

     The Long-Term Incentive Compensation Plan rewards the achievement of corporate goals that are in the long-term interests of shareholders. The plan is strictly performance-based and focuses on actions of management to improve the Company's business as defined by compounded growth in funds from operations per share over a three-year period. The Committee establishes the funds from operations growth benchmarks at the beginning of each three-year plan cycle based upon the performance expectations of the Company. Awards earned under the plan may be paid in a combination of cash and restricted shares, at the discretion of the Committee. A new three-year cycle of the plan was established in January 1998 following completion of the last performance period in December 1997.

     The Equity-Based Incentive Compensation Plan and Share Incentive Plan provide elected officers and other key employees of the Company the opportunity to earn common shares or share-based incentives. As part of the total compensation program, the Committee believes that equity-based awards serve as an important means of attracting and retaining executives who are in a position to most directly influence the long-term success of the Company. The Committee also believes that equity-based awards align executives' interests with those of shareholders by reinforcing the risk of ownership and the importance of providing competitive long-term, total returns to shareholders. Awards made under the plans may be in the form of share options, restricted shares or deferred shares. Share options are granted at no less than 100% of the current fair market value of the Company's shares on the date of the grant and will only be of value to the extent the share price increases over time. Generally, share options and restricted share awards will vest in installments over no less than a three-year period and, in most cases, in order to exercise the vested options or have restrictions lapse, the applicable employee must continue to be employed by the Company. In determining whether and in what amount to make grants under the plans, the Committee considers, among other factors, competitive long-term incentive award levels and the scope of responsibility, the anticipated performance and the contribution to the Company of the proposed award recipient.

     Pursuant to these two plans, in connection with base salary adjustments, restricted share grants were made to Messrs. Dennis W. Bikun and Martin A. Fishman in 1998. Additionally, share option grants were made in connection with the acquisition of MIG Realty Advisors, Inc. to key employees, including certain elected officers as identified in the Summary Compensation Table.

     Severance Plan. In February 1999, the Committee adopted a policy regarding elected officers terminated by the Company for other than cause. Upon an executive's termination, he or she will receive as severance compensation an amount equal to one year's salary, a pro rated portion of the executive's bonus under the Annual Incentive Plan, payment of the cost of his or her health benefits under COBRA for one year and executive outplacement. In exchange for this severance, the Company would negotiate a standard agreement and release with the executive.

     Supplemental Executive Retirement Plan. The Company's Supplemental Executive Retirement Plan (the "SERP") was adopted by the Board of Directors on January 1, 1997 and is administered by the Committee. This non-qualified, unfunded, defined contribution plan extends to certain named officers of the Company nominated by the Chief Executive Officer and approved by the Committee. The SERP provides for the Company to make a contribution to the account of each of the participating officers at the end of each plan year. The contribution, which is a percentage of eligible earnings (including base salary and payments under the Annual Incentive Plan), is set by the Committee at the beginning of each plan year. The contribution is treated by the Company as an unfunded liability until the benefits are paid and a deduction is recognized. The account balances earn interest each year at a rate that is set by the Committee at the beginning of each plan year.

     On January 1, 1998, Messrs. Bikun, Fishman and Friedman were credited with the second one-fifth of the opening account balances established for them on January 1, 1997, the SERP's inception date. This balance, payments for which are being spread over a five-year period, gave the participants credit for prior years of service with the Company. In addition, on December 31, 1998, Messrs. Bikun, Fishman and Friedman received contributions of $10,043, $10,947 and $27,509, respectively, under the SERP.

     Each participant's SERP account is vested upon his retirement after age 55. In addition, pursuant to a 1998 amendment to the SERP adopted by the Committee, the Committee has the discretion to accelerate vesting upon a participant's separation from the Company prior to age 55. Upon a Change in Control (as hereinafter defined), all of the SERP accounts will be fully credited with the initial contribution if they have not already been credited and will be fully vested in the participants' accounts. Within 30 days of a Change in Control, the Company must make a cash contribution to an irrevocable "rabbi" trust in an amount necessary to fund fully the SERP accounts. For purposes of the SERP, a Change in Control means the first of the following to occur:

          (a) any person or group of commonly controlled persons owns or controls, directly or indirectly, 50% or more of the voting control or value of the shares of the Company;

          (b) any person or group of commonly controlled persons that owned less than 5% of the voting control or value of the capital shares of the Company within 30 days following consummation of the initial public offering of the Company's common shares owns or controls, directly or indirectly, more than 20% of the voting control or value of the shares of the Company; or

          (c) the shareholders of the Company approve an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of transactions) in a change in ownership of 20% or more of the voting control or value of the shares of the Company, or an agreement to sell or otherwise dispose of all or substantially all of the assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve a fundamental alteration in the nature of the Company's business.

     Section 162(m) Limitations. The Committee has examined the Company's potential exposure relating to Section 162(m) of the Internal Revenue Code. In 1995, the Company obtained shareholder approval of the Equity-Based Incentive Compensation Plan and the Long-Term Incentive Compensation Plan so that amounts paid under these plans would qualify as performance-based compensation and thus be exempt from the limitations on deductibility imposed by Section 162(m).

     Chief Executive Officer Compensation. The base compensation for Jeffrey I. Friedman was established and is administered pursuant to an employment agreement entered into between Mr. Friedman and the Company as of January 1, 1996. For 1998, Mr. Friedman earned a base salary of $458,480. The Committee made no base salary adjustment for 1998 or 1999. The employment agreement provides for a performance bonus based upon annual performance benchmarks tied to funds from operations per share, consistent with the Annual Incentive Plan in which the other elected officers participate. Mr. Friedman did not earn a bonus in 1998 under his annual performance program and did not receive a grant under either of the Company's share-based plans.

                        Executive Compensation Committee

Frank E. Mosier, Chairman  Albert T. Adams
Gerald C. McDonough        Richard T. Schwarz

SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the compensation earned by or paid to the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers who served in such capacities as of December 31, 1998.

                                                                      LONG-TERM
                                                                    COMPENSATION
                                       ANNUAL COMPENSATION             AWARDS
                                       --------------------    -----------------------
                                                               RESTRICTED
                                                                 STOCK          STOCK      ALL OTHER
                             FISCAL    SALARY        BONUS       AWARDS        OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR       ($)          ($)         ($)            (#)         ($)(1)
---------------------------  ------    ------        -----     ----------      -------    ------------
Jeffrey I. Friedman.......    1998     458,480          -0-         -0-            -0-       65,750
 Chairman, President and      1997     458,480          -0-         -0-        250,000       72,701
 Chief Executive Officer      1996     440,000      227,854         -0-            -0-          N/A

Martin A. Fishman.........    1998     182,450          -0-         -0-            -0-       33,974
 Vice President, General      1997     161,000          -0-      10,015(2)      70,000       32,567
 Counsel and Secretary        1996     154,150       52,277         -0-            -0-          N/A

Dennis W. Bikun (3).......    1998     167,385          -0-         -0-            -0-       26,749
 Vice President, Chief        1997     150,000          -0-      10,015(4)      70,000       25,669
 Financial Officer and        1996     135,713       42,167         -0-            -0-          N/A
 Treasurer

James A. Cote (5).........    1998     137,500          -0-         -0-         50,000          -0-
 Vice President
 President, MIG Realty,
   Inc.

Larry E. Wright (6).......    1998     112,500       25,000         -0-         60,000          -0-
 Executive Vice President

---------------

(1) Each entry reflects one-fifth of the initial contribution to such officer under the Supplemental Executive Retirement Plan plus an additional contribution allocable to that year and interest earned on the account balances during that year.

(2) Constitutes a grant of 439 common shares on December 3, 1997, which are subject to restrictions on transfer and forfeiture for a period of three years from the date of grant. The closing market price of the Company's common shares on the date of grant was $22.8125.

(3) Mr. Bikun resigned from the Company effective January 8, 1999.

(4) Constitutes a grant of 439 common shares on December 3, 1997, two-thirds of which were forfeited upon Mr. Bikun's resignation on January 8, 1999. The closing market price of the Company's common shares on the date of grant was $22.8125.

(5) Mr. Cote became an employee of the Company on July 1, 1998 in connection with the Company's merger with MIG Realty Advisors, Inc.

(6) Mr. Wright became an employee of the Company on July 1, 1998 in connection with the Company's merger with MIG Realty Advisors, Inc.

OPTION GRANTS IN 1998

     The following table sets forth information with respect to options to purchase common shares granted by the Company during 1998 to executive officers named in the Summary Compensation Table:

                                    NUMBER OF      PERCENT OF
                                   SECURITIES     TOTAL OPTIONS    EXERCISE                     GRANT
                                   UNDERLYING      GRANTED TO      OF BASE                      DATE
                                     OPTIONS      EMPLOYEES IN      PRICE      EXPIRATION      PRESENT
              NAME                 GRANTED(#)         1998          ($/SH)        DATE       VALUE($)(1)
              ----                 ----------     -------------    --------    ----------    -----------
Jeffrey I. Friedman..............       -0-            N/A             N/A           N/A          N/A
Martin A. Fishman................       -0-            N/A             N/A           N/A          N/A
Dennis W. Bikun..................       -0-            N/A             N/A           N/A          N/A
James A. Cote....................    50,000             20%          24.06      7/1/2009       10,076
Larry E. Wright..................    60,000             24%          24.06      7/1/2009       12,091

---------------

(1) Based on a Black Scholes pricing model, using a volatility assumption of 16.2% based on the Company's historical weekly stock price history from November 1993 through the date of the grant. A risk-free rate of return of 5.6%, a dividend yield of 10.6% based on the weighted average annual dividend yield for 1997 and 1998, and a term of eight years.

AGGREGATED OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUES

     The following table sets forth information with respect to options to purchase common shares exercised during 1998 by the executive officers named in the Summary Compensation Table and the number and value of options held on December 31, 1998.

                                                                                         VALUE OF
                                                                     NUMBER OF         UNEXERCISED
                                                                    UNEXERCISED        IN-THE-MONEY
                                                                    OPTIONS AT          OPTIONS AT
                                                                    1998 YEAR-          1998 YEAR-
                                         SHARES        VALUE          END(#)              END($)
                                       ACQUIRED ON    REALIZED     EXERCISABLE/        EXERCISABLE/
                NAME                   EXERCISE(#)      ($)        UNEXERCISABLE     UNEXERCISABLE(1)
                ----                   -----------    --------     -------------     ----------------
Jeffrey I. Friedman..................      -0-          N/A       250,000/200,000            -0-/-0-
Martin A. Fishman....................      -0-          N/A         34,000/56,000            -0-/-0-
Dennis W. Bikun......................      -0-          N/A         34,000/56,000            -0-/-0-
James A. Cote........................      -0-          N/A            -0-/50,000            -0-/-0-
Larry E. Wright......................      -0-          N/A            -0-/60,000            -0-/-0-

---------------

(1) Based upon a December 31, 1998 closing price of $11.8125.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has an employment agreement with Jeffrey I. Friedman. This agreement, dated January 1, 1996, is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate by giving one year's prior written notice. Pursuant to this agreement, Mr. Friedman is required to devote to the Company his entire business time and may engage in future real estate activities only through the Company. In addition, Mr. Friedman is prohibited from competing with the Company for a period of three years following termination of employment. The agreement provides for the annual base salary set forth under the Summary Compensation Table, as well as the use of an automobile, membership in a golf club and a business club, and an allowance of up to $10,000 annually for financial planning and tax return and preparation service. The agreement provides for an annual performance bonus of up to 100% of his annual base salary based on the Company achieving certain funds from operations per share benchmarks. The agreement contains a provision that upon a change in control (defined identically to the change in control provision in the SERP), Mr. Friedman is entitled to severance pay in a lump sum equal to the greater of the amount of unpaid base salary for the then unexpired term of his employment agreement or one year's base salary at the then effective annual rate of salary, plus in either case pro rata bonus amounts and accrued benefits.

     In connection with the merger with MIG Realty Advisors, Inc. in 1998, the Company entered into an employment agreement with Larry E. Wright for three years at an annual base salary of $225,000, plus an annual bonus determined by the Executive Compensation Committee (with a guaranteed minimum bonus of $50,000 for the first year of employment). Under the terms of the Agreement, Mr. Wright receives standard health and life insurance benefits and is able to participate in all other retirement, equity incentive and other benefit plans generally available for senior executives of the Company. If Mr. Wright's employment is terminated by the Company without cause, Mr. Wright will be entitled to severance pay in a lump sum equal to the greater of the amount of unpaid base salary for the then unexpired term of his employment agreement or one year's base salary at the then effective annual rate of salary, plus in either case pro rata bonus amounts and other accrued benefits. The Agreement imposes certain confidentiality and noncompetition obligations on Mr. Wright during the term of his employment and for a period of three years following the date of termination of his employment.

     Dennis W. Bikun resigned from the Company effective January 8, 1999. Pursuant to a Confidential Separation Agreement and Release dated December 30, 1998, Mr. Bikun received cash severance of $175,000, outplacement services, 18 months of Company paid health benefits under COBRA, and accelerated vesting of the balance in his SERP account (including the remaining two-fifths of the initial contribution which had not previously been paid). In consideration of the foregoing, Mr. Bikun agreed to keep information about the Company confidential, agreed not to solicit any Company employees for two years, and executed a release for the benefit of the Company and its affiliates.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Executive Compensation Committee are Frank E. Mosier (Chairman), Albert T. Adams, Gerald C. McDonough and Richard T. Schwarz. For a discussion of the relationship between the Company and Mr. Adams, see "CERTAIN TRANSACTIONS."

PERFORMANCE GRAPH

     A line graph comparing the cumulative total return of a hypothetical investment in the Company's common shares with the cumulative total return of a hypothetical investment in each of the Standard & Poor's Composite - 500 Index, the NAREIT All Equity REIT Index and a peer group of multifamily equity REITs identified by the Company. The comparison is based on the respective market prices of each such investment on the dates shown below, assuming an initial investment of $100 on January 1, 1994 and the reinvestment of dividends.

                   COMPARISON OF THE CUMULATIVE TOTAL RETURN
                   AERC COMMON SHARES AND S&P COMPOSITE 500,
                 NAREIT ALL EQUITY REIT AND PEER GROUP INDICES

                                         ASSOCIATED ESTATES                            NAREIT ALL EQUITY      ASSOCIATED ESTATES
                                         REALTY CORPORATION          S&P 500               REIT INDEX         REALTY PEER GROUP
                                         ------------------          -------           -----------------      ------------------
01/01/94                                       100.00                 100.00                 100.00                 100.00
12/31/94                                       110.32                 101.32                 103.70                 100.03
12/31/95                                       122.81                 139.39                 119.48                 113.19
12/31/96                                       147.72                 171.26                 164.04                 152.43
12/31/97                                       159.89                 228.42                 198.75                 177.64
12/31/98                                        89.64                 293.69                 165.71                 160.59

(a) The peer group is comprised of: the Company, AMLI Residential Properties, Archstone Communities Trust, AvalonBay Communities, Inc., BRE Properties, Inc., Berkshire Realty Co., Camden Property Trust, Equity Residential Property Trust, Essex Property Trust, Inc., Gables Residential Trust, Home Properties of New York, Irvine Apartment Communities, Mid-America Apartment, Post Properties, Inc., Summit Properties, Inc., Charles E. Smith Residential, Town & Country Trust, United Dominion Realty Trust and Walden Residential Properties. The Company's peer group in 1998 also included Ambassador Apartments, Inc., Bay Apartment Communities, Merry Land & Investment Co., Oasis Residential, Inc., and Security Capital Pacific Trust. Changes in the peer group are the result of name changes and consolidation in the industry.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of common shares of the Company as of February 26, 1999 (except as otherwise indicated in the footnotes below), by: (a) the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table; (b) the Company's directors and nominees for director; (c) each other person who is known by the Company to own beneficially more than 5% of the outstanding common shares (based on filings with the SEC); and (d) the Company's executive officers and directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their names.

                                        NUMBER OF              NUMBER OF COMMON
                                         COMMON           SHARES SUBJECT TO OPTIONS                  PERCENT
                                   SHARES BENEFICIALLY     CURRENTLY EXERCISABLE OR                    OF
    NAME OF BENEFICIAL OWNER              OWNED           EXERCISABLE WITHIN 60 DAYS      TOTAL       CLASS
    ------------------------       -------------------    --------------------------    ---------    -------
Albert T. Adams..................           2,000                   10,000                 12,000         *
Dennis W. Bikun..................             646                   34,000                 34,646         *
James A. Cote....................          70,724                      -0-                 70,724         *
James M. Delaney.................             -0-                      -0-                    -0-         *
Martin A. Fishman (1)............           2,642                   34,000                 36,642         *
Jeffrey I. Friedman (2)..........         965,377                  250,000              1,215,377      5.32
Gerald C. McDonough..............           3,500                   11,250                 14,750         *
Mark L. Milstein (3).............       1,030,953                      -0-              1,030,953      4.56
Frank E. Mosier..................           4,500                   11,250                 15,750         *
Richard T. Schwarz (4)...........          43,751                   11,250                 55,001         *
Louis E. Vogt....................          37,976                      -0-                 37,976         *
Larry E. Wright..................         172,287                      -0-                172,287         *
Robert Milstein (5)..............       1,368,324                      N/A              1,368,324      6.06
All Executive Officers and
  Directors as a Group (13
  persons).......................       2,334,356                  361,750              2,696,106     11.74

---------------

* Less than 1%.

(1) Includes 439 common shares granted to the individual on December 3, 1997, which are subject to restrictions on transfer for a three-year period.

(2) Includes 399,865 common shares owned of record by Susan M. Friedman, Mr. Friedman's wife, and 13,650 common shares owned beneficially or of record by Mr. Friedman's children. Mr. Friedman's address is 5025 Swetland Court, Richmond Heights, Ohio 44143.

(3) Consists of common shares held in a revocable trust of which Mark L. Milstein is the sole trustee.

(4) Includes 450 common shares held by Mr. Schwarz's children.

(5) Mr. Milstein's address is 7777 Forest Lane Rd., Suite C618, Dallas, Texas 75230.

                              CERTAIN TRANSACTIONS

     Albert T. Adams, a director of the Company, is a partner in Baker & Hostetler LLP. Baker & Hostetler LLP has been retained by the Company to perform legal services on its behalf, and the Company expects that Baker & Hostetler LLP will continue to provide such services during 1999.

     In May 1997, the independent directors of the Company approved a loan in the aggregate amount of $3,342,000 from the Company to Jeffrey I. Friedman. Mr. Friedman used the proceeds of the loan to purchase 150,000 common shares of the Company from Mark Milstein. The loan is evidenced by two promissory notes entered into on May 23, 1997. The notes bear interest, payable quarterly, at an interest rate equal to the Company's cost of borrowing under its credit facility with the principal due May 1, 2003. As of March 1, 1999, the interest rate under the notes was 6.34% per annum. The loan is partially secured by 150,000 common shares.

     In the normal course of its management business, the Company previously followed a practice of advancing funds on behalf of, or holding funds for the benefit of, affiliates which own real estate properties managed by the Company or one of its subsidiaries. On March 17, 1998, the independent directors directed the Company's executive officers to take all necessary steps to modify the Company's existing management relationships as promptly as practicable to discontinue the practice of advancing funds to affiliated entities and to cause any necessary capital calls from affiliated entities to be made. In response, one of these affiliates, a corporation owned by Mark Milstein and his siblings (including Jeffrey Friedman's wife) (the "Milstein Affiliate") which serves as general partner of some of the affiliated entities, informed the Company that it was causing a review of expenditures relating to approximately $2.9 million of capital calls from certain of the affiliated entities subsidized by the U.S. Department of Housing and Urban Development to determine the appropriateness of such expenditures and whether some of the expenditures should properly be the responsibility of the Company. On March 11, 1999, the Company, the Milstein Affiliate, Mark Milstein and Robert Milstein entered into settlement agreements which resolved all disputes concerning the aforementioned expenditures and other issues concerning the management by the Company or one of its subsidiaries of various properties owned by entities in which the Milstein Affiliate is a general partner. Pursuant to the settlement agreements, all of the outstanding advances made by the Company to affiliates were repaid. At December 31, 1998, amounts outstanding, which were subsequently funded pursuant to the settlement, were $4.7 million. In exchange, among other matters, the Company agreed to obtain approval from Messrs. Milstein and the property owners prior to incurring certain expenditures relating to the properties and to indemnify and hold Messrs. Milstein, the Milstein Affiliate, the property owners and other affiliates harmless from any loss arising out the Company's failure to abide by the approval requirement. The Company also agreed to indemnify and hold Messrs. Milstein, the Milstein Affiliate, the property owners and other affiliates harmless from losses in connection with housing code violations and criminal enforcement proceedings pending before the Cleveland Housing Court as they relate to Longwood Apartments and certain other expenditures incurred at Longwood Apartments and except for the foregoing, each party to the agreement released the other from any claims arising in connection with the Longwood Apartments. Moreover, the Company agreed to defend housing code violations and criminal enforcement proceedings currently pending in the Cleveland Housing Court as they relate to Park Village Apartments. In addition, in connection with the settlement, the Company agreed to end its management of commercial properties owned by certain affiliated persons upon 60 days prior written notice from the respective owners of those properties. Such notices have not been received as of March 30, 1999. The management fees generated from those commercial properties in 1998 were $126,451.

     On June 30, 1998, the Company consummated a merger with MIG Realty Advisors, Inc. and the related acquisition of eight multifamily properties and one development property. In connection with the merger, the Company also acquired the property management businesses of several of MIG Realty Advisors' affiliates and the right to receive asset management fees, including disposition and incentive fees, payable to MIG Realty Advisors upon the sale of certain properties owned by advisees of MIG Realty Advisors. Related to the transaction was the Company's purchase of a newly developed property and the Company's purchase of three properties from MIG Residential Trust and Stonemark Equity Trust, each a client of MIG Realty Advisors. As consideration for their interest in MIG Realty Advisors and the affiliated property management businesses, the stockholders of MIG Realty Advisors received, in the aggregate, 408,314 of the Company's common shares. Of that, Messrs. Wright, Vogt, and Cote, as former stockholders of MIG Realty Advisors, received 172,287, 37,976 and 70,724 shares in the Company, respectively. Subject to achieving certain performance criteria, the former stockholders of MIG Realty Advisors (including Messrs. Wright, Vogt, Cote and two other officers of the Company) have the opportunity to receive additional contingent consideration to be paid in the form of common shares of the Company. After giving effect to known price adjustments, contingent consideration potentially payable to the former stockholders of MIG Realty Advisors, in the aggregate, on June 30, 1999 and June 30, 2000 is approximately $872,000 and $2.9 million, respectively, subject to further adjustment. As of December 31, 1998, the conditions precedent to the payment of the first contingent consideration amount had been satisfied.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and beneficial owners of more than 10% of a registered class of the Company's equity securities to file with the SEC and New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Directors, executive officers and 10% owners are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% owners were met.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     PriceWaterhouseCoopers LLP served as independent public accountant to the Company in 1998 and has been selected to do so in 1999. A representative of PriceWaterhouseCoopers LLP is expected to be present at the annual meeting and will answer appropriate questions from shareholders.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Any shareholder proposal intended to be presented at the Company's 2000 annual meeting of shareholders must be received by the Company at 5025 Swetland Court, Richmond Heights, Ohio 44143, on or before December 1, 1999 if it is to be included in the Company's proxy statement and form of proxy. A shareholder proposal other than pursuant to SEC Rule 14a-8 will be considered untimely if it is received less than 45 days prior to the Company's 2000 annual shareholders meeting and the Company will not be required to present the proposal at the 2000 meeting. If the Board of Directors chooses to present a shareholder proposal despite its untimeliness, the persons named in the proxies solicited by the Board of Directors for the 2000 annual meeting will have the right to exercise discretionary authority with respect to that proposal.

                                 OTHER MATTERS

     The presence at the meeting, in person or by proxy, of the holders of a number of shares representing a majority of the outstanding voting power on the record date will represent a quorum. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. The New York Stock Exchange has advised the Company that, in accordance with its rules, brokers have discretionary authority to vote shares held by them on behalf of others with respect to the proposals described in this proxy statement.

     If the enclosed proxy is executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. The form of proxy permits you to specify how the persons names in the proxy will vote your shares in Proposal One and in the election of directors or permits you to withhold authority to vote in Proposal One and/or the election of directors. If you do not specify how your shares should be voted, your shares will be voted for Proposal One and to elect the directors as set forth under "ELECTION OF DIRECTORS." Proposal One requires approval of a majority of the outstanding shares; abstentions and broker non-votes, which are included in the number of shares outstanding but not as affirmative votes, will therefore have the same effect as votes against the Proposal. Director nominees who receive the greatest number of affirmative votes will be elected directors. Abstentions and broker non-votes will therefore not affect the results of the election.

     If any other matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their judgment. Management does not know of any other matters that will be presented for action at the meeting.

     By order of the Board of Directors,

     Martin A. Fishman, Secretary

DATED: MARCH 31, 1999

        ------------------------------------------------------------------------

                         ASSOCIATED ESTATES REALTY CORPORATION

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Jeffrey I. Friedman and Martin A. Fishman and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein, all the Common Shares of Associated Estates Realty Corporation held of record by the undersigned on March 22, 1999, at the Annual Meeting of Shareholders to be held on May 12, 1999, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

        1. [ ] FOR or [ ] WITHHOLD AUTHORITY to fix the number of directors at nine.

        2. [ ] FOR or [ ] WITHHOLD AUTHORITY to vote (except as marked to the contrary below) for the election of each of the nominees for Director listed below:

                Jeffrey I. Friedman, Mark L. Milstein, Albert T. Adams,
               Gerald C. McDonough, Frank E. Mosier, Richard T. Schwarz,
                           James M. Delaney and Louis E. Vogt
        (the election of Messrs. Delaney and Vogt is contingent on the approval of item 1 above)

        (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

                                                     (Continued on reverse side)
        ------------------------------------------------------------------------




        ------------------------------------------------------------------------
                              (Continued from other side)

        3. In their discretion, to vote upon such other business as may properly come before the meeting.

             THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED FOR THE PROPOSAL TO FIX THE NUMBER OF DIRECTORS IN ITEM 1 ABOVE AND TO ELECT THE NOMINEES DESCRIBED IN ITEM 2 ABOVE.

             Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 30, 1999, is hereby acknowledged.

                                                     Dated                , 1999
                                                           ---------------

                                                     ---------------------------

                                                     ---------------------------

                                                     ---------------------------
                                                           Signature(s) of
                                                           Shareholder(s)

                                                     PLEASE SIGN AS YOUR NAME
                                                     APPEARS HEREON. IF SHARES
                                                     ARE HELD JOINTLY, ALL
                                                     HOLDERS MUST SIGN. WHEN
                                                     SIGNING AS ATTORNEY,
                                                     EXECUTOR, ADMINISTRATOR,
                                                     TRUSTEE OR GUARDIAN, PLEASE
                                                     GIVE YOUR FULL TITLE. IF A
                                                     CORPORATION, PLEASE SIGN IN
                                                     FULL CORPORATE NAME BY
                                                     PRESIDENT OR OTHER
                                                     AUTHORIZED OFFICER. IF A
                                                     PARTNERSHIP, PLEASE SIGN IN
                                                     PARTNERSHIP NAME BY
                                                     AUTHORIZED PERSON.

        ------------------------------------------------------------------------
                                   Proxy Card